Exhibit 99.1

Contacts:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

650 837- 7565

fkarbe@exelixis.com

Charles Butler

Director,

Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS AND BUSINESS UPDATE

SOUTH SAN FRANCISCO, Calif. –—August 7, 2007—Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the second quarter ended June 30, 2007.

Revenues for the quarter ended June 30, 2007 were $29.3 million, compared to $27.2 million for the comparable period in 2006. The increase in revenues from 2006 to 2007 was primarily due to revenue recognition associated with new collaboration agreements with Bristol-Myers Squibb Company for oncology and Genentech, Inc. for the co-development of XL518. The increase was partially offset by revenue recognition in 2006 related to a milestone achieved under a collaboration agreement with Helsinn Healthcare S.A.

Research and development expenses for the quarter ended June 30, 2007 were $56.3 million, compared to $47.4 million for the comparable period in 2006. The increase from 2006 to 2007 reflected primarily the increased development expenses associated with the continued expansion of our clinical trial activity and the advancement of our compounds through preclinical development.

General and administrative expenses for the quarter ended June 30, 2007 were $11.2 million, compared to $10.0 million for the comparable period in 2006. The increase from 2006 to 2007 was primarily due to stock-based compensation expense and personnel expenses to support our expanding operations.

Net loss for the quarter ended June 30, 2007 was $28.6 million, or $0.29 per share, compared to $24.0 million, or $0.29 per share, for the comparable period in 2006.

Cash and cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. (a consolidated clinical development financing vehicle) and restricted cash and investments totaled $253.0 million at June 30, 2007, compared to $263.2 million at December 31, 2006.

Q2 2007 Business Highlights

•	We initiated a Phase 2 clinical trial of XL647 in non-small cell lung cancer (NSCLC) patients who relapsed following a response to EGFR inhibitors or have the T790M mutant form of EGFR.
•	We presented six abstracts at the American Society of Clinical Oncology annual meeting, including comprehensive XL880 Phase 1 data as well as updated data from Phase 2 clinical trials of XL999.
•

We made key appointments in critical areas of drug development which include: Richard E. Buller, M.D., an experienced clinician and scientist and formerly Director, Oncology Medicine Development Centre, Clinical Development, at GlaxoSmithKline (GSK), to Vice President, Translational Medicine; Arthur DeCillis, M.D., former executive director of Phase 2/3 Oncology Development at Novartis Pharmaceuticals Corporation, to Vice President, Clinical Research; and Anne Champsaur, M.D., former executive director of Drug Safety – Medical Affairs at CV Therapeutics, Inc., to Vice President, Drug Safety.

•

We completed enrollment in the Phase 2 clinical trial of XL784 in patients with diabetic nephropathy. An abstract for this Phase 2 clinical trial has been submitted for presentation at the annual meeting of the American Society of Nephrology (ASN), which will take place October 31 – November 5, 2007 in San Francisco.

•	We filed investigational new drug applications for XL765, which inhibits PI3K and mTOR, and XL019, which inhibits JAK2.
•

We initiated seven Phase 1 clinical trials: XL418 (dual inhibitor of AKT and S6K), XL518 (specific inhibitor of MEK), XL228 (dual inhibitor of IGF1R and wild-type and mutant forms of ABL including the imatinib and dasatinib resistant T315I mutant form of ABL), XL281 (specific inhibitor of RAF), XL765 (dual inhibitor of PI3K and mTOR), XL147 (specific inhibitor of PI3K) and XL844 (dual inhibitor of CHK1/2) in combination with gemcitabine.

•	We reinitiated the clinical program for XL999 in a Phase 1 clinical trial in patients with NSCLC who have failed prior therapy.

Recent Developments

In July, we announced that we retained the right to develop and commercialize XL647 as a result of GSK’s decision not to exercise its option to license the compound for further development. Data from an ongoing Phase 2 clinical trial of XL647 in previously untreated patients with Stage IIIB or IV NSCLC have been accepted for presentation at the 12th International Association for the Study of Lung Cancer (IASLC) World Conference on Lung Cancer, which will be held September 2-6, 2007, in Seoul, South Korea.

“We view our ability to control the development of XL647 as a key transformational step for Exelixis. XL647 is expected to advance into pivotal registration trials in 2008 and has the potential to become our first internally discovered and developed commercial product,” said George A. Scangos, Ph.D., president and chief executive officer of Exelixis. “With the recent senior additions to our clinical development group, we have the core team in place with the requisite development experience to plan and execute the clinical program for XL647. In addition, we believe that we have the resources in place to continue moving this compound forward aggressively while we also continue to mature our overall pipeline.”

Financial Outlook

Our previous financial guidance for the full year 2007 remains unchanged. We continue to expect revenues in the range of $120.0 million to $135.0 million. We also continue to expect operating expenses in the range of $260.0 million to $290.0 million, including stock-based compensation and other non-cash charges of approximately $20.0 million. In addition, we expect our cash and cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. and restricted cash and investments at the end of 2007 to still exceed $200.0 million.

Conference Call and Webcast

Exelixis’ management will discuss the company’s financial results for the quarter ended June 30, 2007, during a conference call beginning at 2:00 p.m. PDT/ 5:00 p.m. EDT today, Tuesday, August 7, 2007. To listen to a webcast of the discussion, visit the Event Calendar page under Investors at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in Phase 2 and Phase 1 clinical development for cancer and renal disease. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including GSK, Bristol-Myers Squibb, Genentech, Wyeth Pharmaceuticals and Daiichi-Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

Forward-Looking Statement

This press release contains forward-looking statements, including, without limitation, statements related to the future development and potential efficacy of XL647, the future development of our other compounds, the sufficiency of our resources to develop XL647 and our other compounds and pipeline, our estimated future revenues and expenses, our estimated future balances of cash and cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. and restricted cash and investments, and other matters discussed above under “Financial Outlook”. Words such as “expect,” “view,” “plan,” “will,” “continue” and “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the potential failure of XL647 and our other compounds to demonstrate safety and efficacy in clinical testing, risks related to our dependence on and relationship with GSK and Symphony Evolution, Inc. and risks related to our need for additional financing. These and other risk factors are discussed under “Risk Factors” and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and our other filings with the Securities and Exchange Commission. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Contract	$16,378	$17,016	$31,544	$29,262
License	12,881	10,224	25,851	16,097

Total revenues	29,259	27,240	57,395	45,359

Operating expenses:
Research and development	56,306	47,399	106,516	87,296
General and administrative	11,183	9,984	22,394	18,991
Amortization of intangible assets	72	240	144	512

Total operating expenses	67,561	57,623	129,054	106,799

Loss from operations	(38,302)	(30,383)	(71,659)	(61,440)
Other income (expense):
Interest income and other, net	3,284	1,961	6,878	3,911
Interest expense	(1,004)	(1,338)	(2,031)	(2,872)

Total other income	2,280	623	4,847	1,039

Loss before noncontrolling interest in Symphony Evolution, Inc.	(36,022)	(29,760)	(66,812)	(60,401)
Loss attributed to noncontrolling interest in Symphony Evolution, Inc.	7,460	5,770	14,049	9,288

Net loss	$(28,562)	$(23,990)	$(52,763)	$(51,113)

Net loss per share, basic and diluted	$(0.29)	$(0.29)	$(0.55)	$(0.61)

Shares used in computing basic and diluted net loss per share	96,976	84,054	96,694	83,867

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	June 30, 2007	December 31, 2006 (1)
	(unaudited)
Cash and cash equivalents and short-term and long-term marketable securities (2)	$253,006	$263,180

Working capital	$125,064	$150,814

Total assets	$371,788	$395,417

Stockholders’ equity	$19,784	$52,540

(1)	Derived from the audited consolidated financial statements.
(2)	These amounts include investments held by Symphony Evolution, Inc. of $44.7 million and $55.1 million and restricted cash and investments of $8.9 million and $9.6 million as of June 30, 2007 and December 31, 2006, respectively.

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